Exhibit 99.2

MEMORANDUM

To:	To All Employees

From:	Kenneth T. Neilson

Date:	July 12, 2005

Subject:	Hudson United Bank and TD Banknorth

I am writing to share some exciting news about the future of our Company. Today, we announced that Hudson United Bank will be joining TD Banknorth. This combination will expand our service area for our customers into New England, the capital region of New York and eastern Connecticut.

Once the transaction closes in early 2006, the combined companies will have approximately 590 branches, 750 ATM’s and over $26 billion in deposits across 8 northeastern states.

TD Banknorth is a leader in New England banking with a long history of providing community banking services to their customers. As a majority owned subsidiary of TD Financial Group (Toronto, Canada), TD Banknorth has the financial support to continue the expansion of their banking network while achieving strong growth and profitability.

What does this mean for our existing employees and customers?

  For our Branch, Lending, Shoppers Charge, Flatiron and Wealth Management employees, the enhanced financial capacity of TD Banknorth will facilitate growth, expansion and opportunity within our banking footprint as we are able to serve a larger and more diverse customer base. With only minimal branch overlap, our branch and lending professionals will enjoy continuing career opportunities.
  For our administrative and support employees, many of our systems and support functions will be integrated across the TD Banknorth franchise.
  While this consolidation will affect some existing positions, it will also offer new opportunities to a number of our employees. We will identify career opportunities in our Retail, Lending and other local businesses. In addition, the Company has arranged a very attractive package of benefits for those employees that transition to an alternative career.
  For our customers, they will have access to an expanded branch and ATM network and the expanded suite of services provided by TD Banknorth.

We are at the beginning of this exciting new phase for our Company which will include a series of communications to you as we go forward. I would like to thank you for all that you do for our customers, shareholders and fellow employees.

_________________________ Kenneth T. Neilson